Exhibit (d)(16)(ii)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY LLP

THIS AMENDMENT is made as of May 13, 2016 (the “Amendment”), to the Investment Subadvisory Agreement dated as of September 15, 2008, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Wellington Management Company LLP (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica Funds listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to promptly review future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser. The foregoing representation and warranty shall at all times be deemed to be qualified by any disclosures made in writing by Subadviser to TAM in respect of the Registration Statement. For the avoidance of doubt, if TAM has not fully incorporated any such qualifications by Subadviser in the then current Registration Statement either verbatim, or with such modifications as TAM and Subadviser have agreed to in writing, then the representation and warranty herein shall be deemed to be qualified by such written disclosures to TAM by Subadviser.

The Subadviser further agrees to notify TAM and the Trust promptly in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

Further Assurances.

Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

The following section hereby replaces any “Use of Name” section of the Agreements in its entirety:

Use of Name.

For the duration of this Agreement, TAM and the Trust are authorized to use the name of the Subadviser and any marks, symbols or logos of the Subadviser in registration statements or advertising materials pursuant to specifications provided to TAM and the Trust by the Subadviser.

In all other respects, the Agreements are confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Charles Argyle
Name:	Charles Argyle
Title:	Senior Managing Director

Schedule A

Transamerica Funds

Transamerica US Growth